Exhibit 99.1

Investor Contact:	Press Contact:

Centra Software, Inc.	Centra Software, Inc.
Kristine Mozes/781-869-4162	Ellen Slaby/781-994-1068
kmozes@centra.com	eslaby@centra.com

Centra Reports 2004 Fourth Quarter and Year End Results

Revenues Increased 8% Sequentially;

Contract Bookings and Backlog Reached Record Levels in Q4;

Company Plans to be Profitable and Cash Flow Positive for the 2005 Year

LEXINGTON, Mass. (February 2, 2005) – Centra Software, Inc. (NASDAQ: CTRA), a leading provider of specialized application software and services for online business collaboration, today announced financial results for the fourth quarter and year ended December 31, 2004.

Fourth Quarter 2004 Results

Revenues for the fourth quarter were $10.5 million, up 8 percent from $9.7 million in the third quarter of 2004. Software license revenue for the fourth quarter was $3.7 million, or 35 percent of total revenues, representing a 32 percent increase over the previous quarter. Software services revenues were $2.7 million for the fourth quarter, or 26 percent of total revenues, which is equivalent to last quarter. Maintenance and professional services revenues were $4.1 million in the fourth quarter, or 39 percent of total revenues, representing a slight decline of 2 percent from the third quarter of 2004.

Net loss for the fourth quarter of 2004 was $1.3 million, or $0.05 per share. This compared with a net loss of $1.8 million, or $0.07 per share, for the third quarter of 2004. Gross margin percentage for the fourth quarter of 2004 remained strong at 81 percent.

Centra’s cash, cash equivalents, and investments totaled $25.9 million as of December 31, 2004, compared with $26.6 million at the end of September 2004. The Company’s days sales outstanding (DSO) was 68 days at the end of the quarter.

2004 Results

Revenues for 2004 were $38.1 million, down 11 percent from $43.0 million reported in 2003. Net loss for 2004 was $11.1 million, or $0.41 per share. This compares with a net loss of $7.9 million, or $0.30 per share in 2003.

CEO Comments

“We are making good progress on our plan to transition Centra into a leading provider of value-added specialized applications to Global 5000 enterprises, large education institutions and government agencies,” said Paul R. Gudonis, president and CEO of Centra. “During 2004, we revised our sales approach, reduced our operating costs, focused our product efforts on developing specialized applications, and introduced our Enterprise Advantage Subscription (EAS) multi-year, term-based pricing model. As a result, we have increased the size of our sales orders, achieved a record level of deferred revenues and contract backlog, reduced our cost structure to achieve profitability at a lower breakeven point, made solid progress on our new specialized applications and realized early success with our EAS pricing model. For the fourth quarter, we achieved record contract bookings of $14.1 million, resulting in a record contract backlog of approximately $20 million at December 31, 2004. We sold nine subscription contracts worth approximately $4.1 million over three years, which is an increase from the five contracts we sold in the third quarter worth approximately $2.4 million. With this record level of contract backlog and a higher percentage of our revenues being generated on a recurring basis, we have improved our revenue visibility and enter 2005 with a more predictable revenue base.”

“In addition, we continue to develop specialized applications for online collaboration to solve major business problems,” Gudonis added. “In the second half of 2004, we signed agreements with several technology suppliers, including EMC’s Documentum unit, for integration into our new solution sets. Our new Enterprise Application Rollout and Sales Effectiveness solutions are on plan for release during the second quarter of 2005, and we are in the process of recruiting customers to serve as pilot sites for these enhanced solutions.”

“Looking ahead, in 2005 our top priorities are to be profitable and cash flow positive. For the first quarter of 2005, our plan is for revenues to be higher than revenues in the first quarter of 2004. We also plan for the first quarter loss per share to improve sequentially and be cash flow neutral, now that we are operating at a lowered breakeven level. For the full year of 2005, we plan to achieve revenue growth in the range of 10 to 20 percent over 2004, depending on the revenue mix of software licenses, multi-year subscriptions and ASP services. Operating expenses are targeted to be lower than 2004 levels, reflecting the full-year impact from our 2004 cost-reduction initiatives. In addition, our plan is to be profitable and cash flow positive for the overall year.”

Fourth Quarter Highlights

•	Centra added 42 new customers in the fourth quarter, including major accounts such as Food Lion, Morgan Stanley, the University of Kentucky, the United States Marine Corps and Samsung. The Company also expanded sales to its installed base, including additional contracts with Avon, Ericsson and Royal Bank of Canada.

•	Leading CRM provider Siebel Systems selected Centra to provide Collaborative Learning capabilities to their customers, partners and employees.

•	In the fourth quarter, Centra signed nine Enterprise Advantage Subscription (EAS) contracts with a total contact value that was 71 percent greater than the value of EAS contracts signed in the previous quarter. The Enterprise Advantage Subscription pricing model is typically a multi-year, fixed fee, term-based volume licensing program designed to enable large organizations to meet increasing demand for online collaboration solutions across an entire organization.

•	Centra received a Process Innovation Award sponsored by Kinetic Information based on Centra’s superior Enterprise Application Rollout solution and implementation at Wyndham International.

•	In the fourth quarter, Centra’s ASP hosted its 200,000th online event since inception. In addition, annual usage minutes increased to 71 million in 2004, up from 45 million in 2003.

•	SumTotal Systems, Inc., a business performance and learning technology provider, began including Centra as part of its new SumTotal Enterprise 7.0 learning Suite, closing its first Centra software sale in the fourth quarter.

Fourth Quarter Conference Call

Centra will host a conference call on Thursday, February 3, 2005 at 10:00 a.m. EST to discuss these results in more detail. The call will be simultaneously Webcast over the Internet with an accompanying slideshow presentation. To access the Webcast, go to the Company’s Web site at www.centra.com/investorrelations.

About Centra

Online business collaboration solutions from Centra create workforce efficiencies and enable organizations to share and exchange business-critical information with geographically distributed customers, partners, prospects and employees. Centra’s solutions integrate real-time collaboration and departmental business processes with specialized applications that increase sales effectiveness, improve collaborative learning and accelerate enterprise application rollouts and customer acquisition initiatives. Currently available in 12 languages, Centra solutions can be deployed as on-site software or through its ASP service and are supported by an active ecosystem of value-added partners, including Siebel, PeopleSoft, SAP and Deloitte Consulting. Organizations across every major industry and market sector choose Centra, including Wyndham International, Weyerhaeuser, Underwriters Laboratories, BMW and Stanford University. Headquartered in Lexington, Massachusetts, Centra serves a worldwide customer base throughout the Americas, Europe, Asia and Australia. For more information, visit www.centra.com.

Safe Harbor Statement Regarding Forward-Looking Statements

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements about the beliefs and expectations of management regarding the Company’s future performance, the Company’s strategic initiatives, its ability to achieve and maintain a leadership position in real-time conferencing and collaboration, demand for the Company’s software services and management’s goals and objectives regarding future results of operations. These statements reflect management’s beliefs and expectations as of the date of this statement, and involve risk and uncertainties that may cause actual results, events and performance to differ materially. These risk factors include, but are not limited to, risks associated with the Company’s ability to successfully execute its strategic plan, the effect of the Company’s cost-cutting measures on its operations, acceptance by customers of the Company’s Enterprise Advantage Subscription pricing model, customer fulfillment of the entire term of multi-year subscription contracts, uncertainty of market reaction to the Company’s sales and marketing efforts, product demand for and market acceptance of the Centra 7 collaboration platform, the Company’s ability to sell and deliver its Enterprise Application Rollout and Sales Effectiveness solutions and other future products, the effect of economic conditions generally on the market for IT spending and for the Company’s products, the results of future research and development activities, the impact of competitive products and pricing, technological difficulties and/or other factors outside the control of the Company. There is no assurance that the Company will be able to implement its growth and operating plans as anticipated, or achieve its revenue and earnings goals. For a description of additional risks, and uncertainties, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2003 and its Form 10-Q for the three months ended September 30, 2004, which are available at http://www.centra.com/investorrelations. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Centra is a registered trademark of Centra Software, Inc. All other trademarks referenced herein are the property of their respective owners.

CENTRA SOFTWARE, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	December 31, 2003	December 31, 2004
Assets
Current assets
Cash, cash equivalents and short-term investments	$28,888	$25,135
Restricted cash	—	233
Accounts receivable, net	7,832	7,887
Prepaid expenses and other current assets	979	1,374

Total current assets	37,699	34,629

Long-term investments	5,888	743
Property and equipment, net	1,664	1,440
Restricted cash	433	400
Other assets	111	16
Intangible assets, net	233	—

Total assets	$46,028	$37,228

Liabilities and stockholders’ equity
Current liabilities
Current maturities of long-term debt	$1,711	$968
Accounts payable	904	939
Accrued expenses	6,195	5,677
Deferred revenue	12,340	14,360

Total current liabilities	21,150	21,944

Long-term debt, net of current maturities	553	1,093

Total stockholders’ equity	24,325	14,191

Total liabilities and stockholders’ equity	$46,028	$37,228

CENTRA SOFTWARE, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

For the Three and Twelve Months Ended December 31, 2003 and 2004

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended December 31,		Twelve Months ended December 31,
	2003	2004	2003	2004
Revenues
License	$5,917	$3,678	$20,342	$11,650
Software services	2,186	2,667	8,235	10,338
Maintenance and professional services	3,754	4,125	14,464	16,076

Total revenues	11,857	10,470	43,041	38,064

Cost of revenues
License	155	83	581	277
Amortization of acquired developed technology	175	—	700	233
Software services	589	602	2,320	2,386
Maintenance and professional services	1,048	1,305	4,218	4,549

Total cost of revenues	1,967	1,990	7,819	7,445

Gross profit	9,890	8,480	35,222	30,619

Operating expenses
Sales and marketing	5,988	5,681	22,146	22,496
Product development	2,749	2,140	11,513	10,029
General and administrative	2,243	2,047	9,736	8,630
Restructuring charges	—	—	—	788

Total operating expenses	10,980	9,868	43,395	41,943

Operating loss	(1,090)	(1,388)	(8,173)	(11,324)

Other income, net	51	67	262	219

Net loss	$(1,039)	$(1,321)	$(7,911)	$(11,105)

Basic and diluted net loss per share	$(0.04)	$(0.05)	$(0.30)	$(0.41)

Weighted average shares outstanding
Basic and diluted	26,880	27,567	26,502	27,367